March 18, 2015

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

Re: Drug Free Solutions, Inc.

Commission File Number – 333-175525

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of Drug Free Solutions, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained under Item 4.01 therein as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

PKF O’Connor Davies,

A Division of O’Connor Davies, LLP

New York, New York